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                                   EXHIBIT 11
                            U.S.B. HOLDING CO., INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000



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                                                       THREE MONTHS       NINE MONTHS
                                                           ENDED              ENDED
                                                   SEPTEMBER 30, 2000   SEPTEMBER 30, 2000
                                                   ------------------   ------------------
                                                          (000'S, EXCEPT SHARE DATA)
NUMERATOR:
        Net income                                      $     5,046     $    15,139
        Less preferred stock dividends                           --              11
                                                        -----------     -----------


        Net income for basic and diluted earnings
          per common share - net income available
          to common stockholders                        $     5,046     $    15,128
                                                        ===========     ===========

DENOMINATOR:
        Denominator for basic earnings per common
           share - weighted average shares               16,554,569      16,547,145

        Effects of dilutive securities:
          Director and employee stock options               455,930         552,450
          Restricted stock not vested                         1,252           1,283
                                                        -----------     -----------
        Total effects of dilutive securities                457,182         553,733
                                                        -----------     -----------

        Denominator for diluted earnings per common
           share - adjusted weighted average shares      17,011,751      17,100,878
                                                        ===========     ===========

        Basic earnings per common share                 $      0.30     $      0.91
                                                        ===========     ===========
        Diluted earnings per common share               $      0.30     $      0.88
                                                        ===========     ===========
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